                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                MGM GRAND, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                MGM GRAND, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
- --------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

                                MGM GRAND, INC.
              3799 LAS VEGAS BLVD. SOUTH, LAS VEGAS, NEVADA 89109

                               ----------------

                    NOTICE OF ANNUAL MEETING TO BE HELD ON
                                  MAY 9, 1995

                               ----------------

To the Stockholders:

  The Annual Meeting of Stockholders of MGM Grand, Inc., a Delaware corporation (the "Company"), will be held at the MGM Grand Hotel, 3799 Las Vegas Boulevard South, Las Vegas, Nevada, on May 9, 1995; at 10:00 a.m., for the following purposes:

    1. To elect a Board of Directors.

    2. To consider and act upon the ratification of the selection of independent auditors.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Stockholders of record at the close of business on March 16, 1995 are entitled to notice of and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the Company's executive offices, located at 3799 Las Vegas Blvd. South, Las Vegas, Nevada 89109, for a period of 10 days prior to the meeting date.

                                       By Order of the Board of Directors,


                                       /s/ ROBERT R. MAXEY

                                       Robert R. Maxey
                                       President and Chief Executive Officer

March 30, 1995

                PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY.
 USE THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE FOR MAILING IN THE
                                UNITED STATES.



- ------------------------------------------------------
                 MGM GRAND, INC.                         NOTE: PLEASE CLIP AND
       STOCKHOLDER MEETING ADMISSION TICKET              BRING THE STOCKHOLDER
       ====================================              MEETING ADMISSION
                                                         TICKET. NO ADMISSION
                                                         WILL BE ALLOWED WITHOUT
                                                         THIS TICKET.

            TIME:     10:00 A.M.
            DATE:     May 9, 1995

            LOCATION: MGM GRAND HOTEL & CASINO
                      3799 Las Vegas Blvd. South
                      Las Vegas, Nevada 89109

 (PLEASE PRINT)                     [_] WITH SPOUSE
 STOCKHOLDER NAME:__________________[_] WITHOUT SPOUSE
 STOCKHOLDER ADDRESS:_________________________

                     _________________________

- ------------------------------------------------------

                                MGM GRAND, INC.
                          3799 LAS VEGAS BLVD. SOUTH
                            LAS VEGAS, NEVADA 89109

                               ----------------

                                PROXY STATEMENT

                                 MARCH 30, 1995

                               ----------------

  The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by the Board of Directors of the Company, and this solicitation is made on behalf of the Board of Directors of the Company. Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy, if in attendance at the meeting, may vote in person instead of by proxy. All the shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this Proxy Statement and in favor of Proposal 2 as described herein.

  Matters to be considered and acted upon at the meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. This Proxy Statement was first mailed to stockholders on or about March 30, 1995.

  The authorized capital stock of the Company presently consists of 75,000,000 shares of Common Stock, $.01 par value per share. At the close of business on March 16, 1995, the record date for determining stockholders entitled to vote at the meeting, 47,941,010 shares of Common Stock were outstanding and entitled to vote at the meeting. Each stockholder is entitled to one vote for each share held of record on that date on all matters which may come before the meeting.

  Shown below is certain information as of March 16, 1995 with respect to beneficial ownership (as that term is defined in the federal securities laws) of shares of Common Stock by the only person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock and by all directors and executive officers of the Company as a group who held office as of the date of this Proxy Statement.

                       AMOUNT                   NATURE OF
                    BENEFICIALLY                BENEFICIAL            PERCENT OF
 BENEFICIAL OWNER       OWNED                  OWNERSHIP(2)             CLASS
 ----------------   ------------               ------------           ----------
 Kirk Kerkorian     35,621,265(1)    Sole voting and investment power    73.8%
 4835 Koval Lane
 Las Vegas, Nevada
  89109
 All directors and  36,094,563(1)(2) Sole voting and investment power    74.8%
  executive offi-
  cers as a group
  (14 persons)

- --------
(1) Of these shares, 31,726,859 are held by Tracinda Corporation, a Nevada corporation wholly owned by Mr. Kerkorian ("Tracinda").

(2) Included in this amount are 329,000 shares of common stock subject to vested options and 1,317 shares held in the accounts of such persons in a 401K Savings Plan formerly maintained by MGM Grand Air, Inc.

  As indicated above, Kirk Kerkorian beneficially owns over 50% of the currently outstanding shares of Common Stock. Mr. Kerkorian intends to vote his shares of Common Stock in favor of the nominees for the Board of Directors listed in the Proxy Statement. Since the holders of Common Stock do not have cumulative voting rights and since Mr. Kerkorian's shares represent more than 50% of the shares to be voted at the meeting, Mr. Kerkorian will be able to elect the entire Board of Directors. Mr. Kerkorian also intends to vote his shares in favor of Proposal 2, and Mr. Kerkorian's vote will be sufficient to cause adoption of Proposal 2.

                             ELECTION OF DIRECTORS

                                 PROPOSAL NO. 1

INFORMATION CONCERNING THE NOMINEES

  One of the purposes of the meeting is to elect 13 directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor shall have been elected and qualified or until his earlier resignation or removal.

  The shares represented by the proxies solicited hereunder will be voted in favor of the election of the persons named below unless authorization to do so is withheld in the proxy. In the event any of said nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

  The table set forth below names each nominee for director and gives information concerning his principal occupation for at least the past five years, beneficial ownership of Common Stock and age as of March 16, 1995 and certain other matters.

                                                                SHARES OF
                                                                  COMMON
                                                      FIRST       STOCK
                      PRINCIPAL OCCUPATION            BECAME   BENEFICIALLY
 NAME (AGE)          AND OTHER DIRECTORSHIPS        A DIRECTOR   OWNED(1)
 ----------          -----------------------        ---------- ------------
James D.      Executive of Tracinda since October      1988       10,400(2)
 Aljian (62)  1987. Prior thereto, Executive Vice
              President of Southwest Leasing
              Corporation.
Fred          Chairman of the Board of the Company     1986      154,866(2)(3)
 Benninger    since August 1987. President of the
 (78)         Company from August 1987 to March
              1990. Chairman of the Executive Com-
              mittee of the Board of Directors of
              MGM/UA Communications Co. ("MGM/UA")
              from July 1988 until January 1990.
              President of Tracinda from March 1982
              to July 1987. Chairman of the Executive
              Committee of the Board of Directors
              of MGM Grand Hotels, Inc. from 1971
              to April 1986. Director and Chairman
              of the Executive Committee of MGM/UA
              Entertainment Co. from June 1980 to
              March 1986.
Terry         Partner, Christensen, White, Miller,     1987        2,000(2)
 Christensen  Fink & Jacobs, attorneys, Los Ange-
 (54)         les, California since May 1988. Con-
              sultant to Tracinda from February
              1988 to April 1988. President of
              Tracinda from July 1987 to February
              1988. Director of GIANT GROUP, Ltd.

                                                                  SHARES OF
                                                                    COMMON
                                                        FIRST       STOCK
                        PRINCIPAL OCCUPATION            BECAME   BENEFICIALLY
  NAME (AGE)           AND OTHER DIRECTORSHIPS        A DIRECTOR   OWNED(1)
  ----------           -----------------------        ---------- ------------
Glenn A.        Director of Transamerica Corporation     1992          5,033(2)
 Cramer (73)    from 1968 to April 1994, and Chairman
                of the Executive Committee of Trans-
                america Airlines from 1983 to April
                1994. Chairman of Transamerica Air-
                lines from 1969 to 1981.
Willie D.       President and Director of All-Pro        1989            --
 Davis (60)     Broadcasting, Inc. an AM and FM radio
                broadcasting company. Director of
                Sara Lee Corporation, K-Mart Corpora-
                tion, Johnson Controls, Inc., Alli-
                ance Bank, WICOR, Dow Chemical Compa-
                ny, and LA Gear, Inc.
Alexander M.    Chairman of Worldwide Associates,        1990            --
 Haig, Jr.      Inc. an international business advi-
 (70)           sory firm. Director of America On-
                line, Inc. and Interneuron Pharmaceu-
                ticals, Inc. Consultant to the Com-
                pany since May, 1990.
Lee A. Iacocca  Chairman of Iacocca Capital Group, a     1993            --
 (70)           privately held merchant banking firm.
                From November 1978 to September 1993,
                Director of Chrysler Corporation
                ("Chrysler"). Served as Chairman of
                the Board of Chrysler from September
                1979 until his retirement on December
                31, 1992. President of Chrysler from
                November 1978 to September 1979. Mr.
                Iacocca is Chairman Emeritus of the
                Statue of Liberty/Ellis Island Foun-
                dation, Inc., Chairman of the Commit-
                tee for Corporate Support for the
                Joslin Diabetes Foundation, Founder
                and Chairman of the Advisory Board to
                the Iacocca Institute at Lehigh Uni-
                versity, Chairman of the Iacocca
                Foundation, a member of the Advisory
                Board of Reading is Fundamental, Hon-
                orary Chairman of the National PTA
                since 1991, and an honorary trustee
                of Lehigh University. Director of New
                World Communications Group, Inc. and
                New World Television, Inc.
Kirk Kerkorian  Chief Executive Officer, President       1987     35,621,265(4)
 (77)           and sole director and stockholder of
                Tracinda.

                                                                 SHARES OF
                                                                   COMMON
                                                       FIRST       STOCK
                       PRINCIPAL OCCUPATION            BECAME   BENEFICIALLY
 NAME (AGE)           AND OTHER DIRECTORSHIPS        A DIRECTOR   OWNED(1)
 ----------           -----------------------        ---------- ------------
Robert R.      President and Chief Executive Officer    1991      105,660(2)(3)
 Maxey (57)    since January 1991. Chairman of the
               Executive Committee of the Company
               since June 1992. Prior thereto, Pres-
               ident and Chief Executive Officer of
               MarCor Resort Properties, Inc.,
               hotel/casino operator. Director of
               Las Vegas Events and Nevada Partners.
Walter M.      President of Walter M. Sharp Company     1986       29,482(2)
 Sharp (78)    (financial consultants) and a consul-
               tant to Tracinda.
K. Eugene      Executive Vice President and General     1991       44,650(2)(3)
 Shutler (56)  Counsel of the Company since February
               1991. Prior thereto, a member of the
               law firm of Troy & Gould Professional
               Corporation.
E. Parry       Since March 15, 1992, consultant to      1993        2,000(2)
 Thomas (73)   Bank of America of Nevada. From 1955
               until March 15, 1992, Chairman and
               Chief Executive Officer of Valley
               Capital Corporation, the parent com-
               pany of Valley Bank of Nevada. Direc-
               tor of the University of Nevada Las
               Vegas Foundation and Nevada Gaming
               Foundation for Education.
Alex           Executive Vice President of the Com-     1990       90,000(2)(3)
 Yemenidjian   pany since June 1992 and Chief Finan-
 (39)          cial Officer of the Company since May
               1994. Chairman of the Executive Com-
               mittee of the Company from January
               1991 to June 1992. President and
               Chief Operating Officer of the Com-
               pany from March 1990 to January 1991.
               Executive of Tracinda since January
               1990. Chairman of the Executive Com-
               mittee and Director of MGM/UA from
               January to November 1990. For more
               than five years prior thereto,
               Managing Partner of Parks, Palmer,
               Turner and Yemenidjian, a public ac-
               counting firm.

- --------
(1) Except as otherwise indicated and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.
(2) The number of shares shown as beneficially owned represents less than 1% of the outstanding shares.
(3) Included in this amount are 150,000 shares subject to vested stock options for Mr. Benninger, 64,000 shares subject to vested stock options for Mr. Maxey and 410 shares in Mr. Maxey's account under the a 401K Savings Plan formerly maintained by MGM Grand Air, Inc., 40,000 shares subject to vested stock options for Mr. Shutler, and 50,000 shares subject to vested stock options for Mr. Yemenidjian.
(4) Of this amount, 31,726,859 shares are owned by Tracinda.

                             INFORMATION REGARDING
                              BOARD AND COMMITTEES

  CERTAIN COMMITTEES: FUNCTIONS, MEMBERSHIPS AND MEETINGS. The following is a brief description of the functions of certain committees of the Board of Directors and the identity of their members.

  The Executive Committee--During intervals between the meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the Company's business and conduct of the Company's affairs in all cases in which specific directions have not been given by the Board. This Committee's current members are Robert R. Maxey (Chairman), Fred Benninger, Kirk Kerkorian, Walter M. Sharp, K. Eugene Shutler, and Alex Yemenidjian. The Executive Committee held fifteen meetings during fiscal 1994.

  The Audit Committee--The functions of the Audit Committee are to recommend an accounting firm to conduct an annual audit of the Company's consolidated financial statements and to review with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee also reviews with the independent and internal auditors the adequacy of internal control systems, receives internal audit reports and reports its findings to the full Board of Directors. The Audit Committee is composed exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Audit Committee are Walter M. Sharp (Chairman), James D. Aljian, Willie D. Davis, and Glenn A. Cramer. The Audit Committee held three meetings during fiscal 1994.

  The Compensation and Stock Option Committee--The functions of the Compensation and Stock Option Committee are to ensure that the compensation program for executives of the Company (1) is effective in attracting and retaining key officers, (2) links pay to business strategy and performance, and
(3) is administered in a fair and equitable fashion in the stockholders' interests. The Committee recommends executive compensation policy to the Board, determines compensation of senior executives of the Company, and administers and approves granting of Company stock options. The Committee's authority and oversight extends to total compensation, including base salaries, stock options, and other forms of compensation. The Compensation and Stock Option Committee is comprised exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Committee are James
D. Aljian (Chairman), Walter M. Sharp, and E. Parry Thomas. The Committee held five meetings during fiscal 1994.

  BOARD MEETINGS. The Board of Directors held four meetings during 1993. The work of the Company's directors is performed not only at meetings of the Board of Directors and its committees, but also in consideration of Company matters and documents, and in numerous communications among Board members and others wholly apart from meetings. During 1994, all directors attended at least 92% of the aggregate of all meetings of the Board of Directors and committees on which they served (held during the period for which they served).

  FEES FOR BOARD AND COMMITTEE SERVICE. Directors who are compensated as full-time employees of the Company receive no additional compensation for service on the Board of Directors or its committees. Each director who is not a full time employee of the Company is paid $26,000 per annum, plus $750 per meeting of each Executive Committee attended, if such Director is a member of the

Executive Committee of the Board of Directors. Each member of the Audit Committee receives $1,500 for each meeting attended (subject to a $6,000 maximum), and each member of the Compensation and Stock Option Committee receives $750 per quarter. Directors are also reimbursed expenses for attendance at Board and Committee meetings.

  During 1992, 1993 and 1994, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received fees at the rate of $50,000 per annum.

                             EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1994, 1993, and 1992, of those persons who were, at December 31, 1994, (1) the Chief Executive Officer and (2) the other four most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                                                         COMPENSATION
                                                         ------------
                                 ANNUAL COMPENSATION        AWARDS
                             --------------------------- ------------
                                                            SHARES
       NAME AND                                  OTHER    UNDERLYING     ALL OTHER
  PRINCIPAL POSITION    YEAR  SALARY   BONUS   ANNUAL(A)  OPTION(B)   COMPENSATION(C)
  ------------------    ---- -------- -------- --------- ------------ ---------------
Robert R. Maxey         1994
 President and          1993 $525,000 $250,000  $   --         --         $  --
 Chief Executive        1992  525,000      --       --      65,000           --
 Officer                      443,355      --       --         --            --
Fred Benninger          1994  610,000  165,000      --         --            --
 Chairman of the Board  1993  610,000      --       --      50,000           --
                        1992  610,000      --       --         --         11,040
Alex Yemenidjian        1994  275,000  100,000      --         --            --
 Executive Vice         1993  275,000      --       --      25,000        67,862
 President and          1992  275,000      --       --         --         17,138
 Chief Financial
 Officer

K. Eugene Shutler       1994  325,000  50,000  231,250        --         25,480
 Executive Vice         1993  325,000     --       --         --         41,645
 President and General  1992  222,881     --       --         --         17,874
 Counsel

Scott Langsner          1994  149,583  25,000      --      15,000         9,990
 Secretary/Treasurer    1993  135,000     --       --         --         43,776
                        1992  127,716     --       --      10,000        31,233

- --------
(A) Represents payments pursuant to long term incentive agreements as detailed herein--see page 8.
(B) During the years indicated, the only long term compensation was pursuant to the Company Nonqualified Employee Stock Option Plan. No grants have been made under the Company Incentive Stock Option Plan.
(C) The amounts in this column represent a moving allowance and reimbursement of moving costs incurred by the employee related to the relocation of Company offices to Las Vegas, Nevada, in 1992.

                                 STOCK OPTIONS

  The Company has adopted a Nonqualified Stock Option Plan (the "Nonqualified Plan"), which provides for the granting of nonqualified stock options, and an Incentive Stock Option Plan (the "Incentive Plan"), which provides for the granting of incentive stock options, pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended.

  The stock option plans cover up to an aggregate of 2,500,000 shares of Common Stock, and each has a ten-year duration. The plans are administered by the Compensation and Stock Option Committee (the "Committee"), whose members are appointed by the Board of Directors. All employees of the Company and its subsidiaries (other than an employee owning more than 10% of the combined voting power or value of all classes of stock of the Company and its subsidiaries) are eligible to receive options. The exercise price in each instance is 100% of the fair market value of Common Stock on the date of grant and is payable in cash or shares of previously acquired common stock having a fair market value equal to the option exercise price. All outstanding options have a ten-year term and are exercisable in four annual installments of varying amounts. The Company has agreed that certain options granted to Messrs. Maxey, Shutler and Yemenidjian (i.e., options for 160,000 shares for Mr. Maxey, 100,000 shares for Mr. Shutler and 125,000 shares for Mr. Yemenidjian) will, to the extent not already vested, become fully vested upon a change in control of the Company as a result of a sale or exchange of outstanding common stock.

  The table below sets forth certain information regarding options granted to the most highly compensated executive officers of the Company during fiscal 1994. No options were granted to any other such executive officers during fiscal 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           NUMBER OF SECURITIES
                        UNDERLYING OPTIONS GRANTED
                 ----------------------------------------
                             PERCENT
                            OF TOTAL                      POTENTIAL REALIZABLE
                             OPTIONS                        VALUE AT ASSUMED
                             GRANTED                      ANNUAL RATES OF STOCK
                               TO     EXERCISE             PRICE APPRECIATION
                            EMPLOYEES  PRICE               FOR OPTION TERM(B)
                  OPTIONS   IN FISCAL   PER    EXPIRATION ---------------------
      NAME       GRANTED(A)   YEAR     SHARE      DATE        5%        10%
      ----       ---------- --------- -------- ---------- ---------- ----------
Scott Langsner..   15,000      5.5%    $25.00    3/7/04   $  235,800 $  597,600

- --------
(A) The options were granted on June 6, 1994, have a ten year term, and are exercisable commencing on the third anniversary date of the grant date, with 20% of the options then becoming exercisable, with an additional 20% of the shares becoming exercisable on each of the two successive anniversary dates, and with full vesting occurring on the sixth anniversary date.
(B) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions.

  The following table sets forth option exercises and year end value tables for the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

  AGGREGATED OPTION EXERCISES IN FISCAL 1994 AND FISCAL YEAR END OPTION VALUES

                                            NUMBER OF SHARES
                                         UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                               OPTIONS AT          IN-THE-MONEY OPTIONS AT
                     SHARES                 DECEMBER 31, 1994       DECEMBER 31, 1994(A)
                   ACQUIRED ON  VALUE   ------------------------- -------------------------
     NAME          EXERCISE(#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----          ----------- -------- ----------- ------------- ----------- -------------
Robert R. Maxey        --        --        32,000      193,000    $  428,000   $1,712,000
Fred Benninger         --        --       150,000       50,000     2,006,250          --
Alex Yemenidjian       --        --        25,000      125,000       334,375    1,337,500
K. Eugene Shutler      --        --        20,000       80,000       277,500    1,110,000
Scott Langsner         --        --        25,000       25,000       315,625       57,500

- --------
(A) Based upon the market value of the underlying securities at December 31, 1994 of $24.125, minus the exercise price of "in-the-money" options.

                         LONG TERM INCENTIVE AGREEMENTS

  As part of its overall compensation packages for certain of its senior executives, in February 1993 the Company entered into long term incentive agreements, on a case by case basis, with Messrs. Maxey, Benninger, Yemenidjian and Shutler. Such agreements are keyed to demonstrable enhancements to stockholder values, i.e. market price of the Company's Common Stock. Because such agreements were entered into in connection with prior services to the Company, or in the case of Mr. Shutler, to induce him to terminate a consultant agreement with Tracinda in order to provide full-time services to the Company, the Company does not intend to take such agreements into account when it determines such executives' salary, performance bonuses and grants of stock options.

  The Company has agreed to pay to Messrs. Maxey, Benninger and Yemenidjian, on each of February 1, 1996, 1997 and 1998, cash amounts equal to 13,000, 10,000 and 5,000, respectively, and on February 1, 1999, cash amounts equal to 26,000, 20,000 and 10,000, respectively, multiplied by the excess, if any (the "Spread"), between the closing price of the Company's Common Stock on the New York Stock Exchange (the "NYSE") (or if the Common Stock is not then traded on the NYSE, the principal stock exchange or securities market on which the Common Stock is then traded) on such date (the "Measuring Price") and $16.50, provided that for purposes of such determination, the Spread shall not exceed $9.75. As of the date of such agreements, the Measuring Price was approximately $9.75 below the market price of the Company's Common Stock. Such amounts, if any, would be paid only if the executive were employed by the Company on the applicable date, subject to proration in the event such employment terminated after February 1, 1996.

  The Company has agreed to pay to Mr. Shutler on each of February 1, 1994, 1995 and 1996, cash amounts equal to 10,000, and on February 1, 1997 and 1998, cash amounts equal to 20,000, multiplied by the Spread between the Measuring Price and $10.25, which was the price used in Mr. Shutler's agreement with Tracinda, which was replaced by the agreement with the Company. There is no limitation on the amount of the Spread. Such amounts would be payable only if Mr. Shutler were employed by the Company on the applicable date, subject to proration in the event of a termination of his employment. Mr. Shutler was paid $231,250 in February 1994 and $111,647 in February 1995 pursuant to this agreement. In the event of a change of control of the Company, as defined, the payments described above would be determined and made on the date of such change of control, subject to certain limitations.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

  The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is responsible for establishing, monitoring and implementing the policies governing the compensation of the Company's executives. The Committee is comprised of the three independent directors whose names appear at the bottom of this report. These policies may be summarized as follows:

    1. The Company's compensation programs should be effective in attracting, motivating and retaining key executives;

    2. There should be a correlation between the compensation awarded to an executive, the performance of the Company as a whole, and the executive's individual performance; and

    3. The Company's compensation programs should provide the executives with a financial interest in the Company similar to the interests of the Company's stockholders.

  The Company's executives are compensated through a combination of salary, performance bonuses and long-term incentive arrangements (where appropriate), and grants of stock options under the Company's Nonqualified Stock Option Plan and Incentive Stock Option Plan. The annual salaries of the executives are reviewed from time to time and adjustments are made where necessary in order for the salaries of the Company's executives to be competitive with the salaries paid by companies included in the Dow Jones Entertainment and Leisure--Casinos Industry Group (the "Casinos Group"). Performance bonuses, where appropriate, are usually determined after the end of the Company's fiscal year based on an assessment of the Company's results and the level of an individual's particular performance for that year. Long-term incentive arrangements, on a case by case basis, may be determined as part of an overall compensation package in conjunction with demonstrable enhancements to stockholder values. The Company did not enter into any long-term incentive arrangement with any executives in 1994. Stock option grants are considered by the Committee from time to time.

  The Committee believes that the return earned by the Company's stockholders should be an important factor in determining compensation of the Company's executives. In considering bonuses for the Company's executives for 1994, the Committee considered, in order of importance, the following: the financial performance of the Company for 1994, including profitability, return on equity and cash flow; the executives' levels of responsibility and performance, based upon evaluations and recommendations of the President and Chief Executive Officer as to proposed bonuses for executives other than himself; and the other components of their compensation attributable to 1994. Based upon the foregoing, the Committee granted the following bonuses to the most highly compensated executives: Mr. Maxey, $250,000; Mr. Benninger, $165,000; Mr. Yemenidjian, $100,000; Mr. Shutler, $50,000; and Mr. Langsner, $25,000.

  The Committee believes that the Company's annual executive compensation levels are below the median of the compensation levels at the companies included in the Casinos Group.

  The Committee believes that a significant component of the compensation paid to the Company's executives over the long term should be derived from stock options. The Committee strongly believes that stock ownership in the Company is a valuable incentive to executives and that the grant of stock options to them serves to align their interests with the interests of the shareholders as a whole and encourages them to manage the Company for the long term. The Committee determines whether to grant stock options, as well as the amount of the grants, by taking into account, in the following order of importance, the individual's past and prospective value to the Company, the performance of the proposed recipient (based upon evaluations by the executive's superior or the Board of Directors) and the amount of stock options previously granted. While Mr. Langsner was granted an option to purchase 15,000 shares of Common Stock in 1994, the Committee determined that Messrs. Maxey, Benninger, Yemenidjian and Shutler had adequate stock incentives at this time. The Committee anticipates that it will grant additional options to the Company's senior executive officers in the future.

  The salaries of Mssrs. Maxey, Benninger, Yemenidjian and Shutler did not change in 1994 because the Committee believes that such officers were adequately compensated in light of the bonuses awarded to them for 1994. The Committee intends to review the compensation arrangements of its senior executives from time to time and make adjustments where appropriate.

COMPENSATION AWARDED TO THE CHIEF EXECUTIVE OFFICER

  Robert F. Maxey, the President and Chief Executive Officer of the Company, is eligible to participate in the same executive compensation plans available to the Company's other senior executives. In determining Mr. Maxey's compensation for 1994 the Committee applied the policies described above and determined to grant him a bonus of $250,000 for 1994. The Committee did not adjust his base salary of $525,000 or award Mr. Maxey any additional stock options in 1994 because the Committee believes that the options currently owned by him and his long-term compensation agreement with the Company provide him with an incentive to remain with the Company and enhance its performance.

                                                     JAMES D. ALJIAN
                                          -------------------------------------
                                                     James D. Aljian

                                                     WALTER M. SHARP
                                          -------------------------------------
                                                     Walter M. Sharp

                                                     E. PARRY THOMAS
                                          -------------------------------------
                                                     E. Parry Thomas

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Casinos Group for the period of five years commencing January 1, 1990 and ended December 31, 1994.

  The Company does not believe that comparison to any of the Dow Jones indices or any other company for periods prior to December 1993 is meaningful, since the Company, through its wholly-owned subsidiary, MGM Grand Hotel, Inc., did not commence operations until completion of construction of the MGM Grand Hotel, a hotel/casino and entertainment complex located in Las Vegas, Nevada, which opened on December 18, 1993. However, the Company believes that the selected index provides meaningful comparison for subsequent periods.

 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG THE COMPANY, DOW JONES
              EQUITY MARKET INDEX, AND THE DOW JONES CASINOS GROUP




               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
           AMONG MGM GRAND, INC., DOW JONES EQUITY MARKET INDEX AND
                            DOW JONES CASINOS GROUP

                        PERFORMANCE GRAPH APPEARS HERE

                                            DOW JONES      DOW JONES
Measurement Period           MGM            EQUITY MARKET  CASINOS
(Fiscal Year Covered)        GRAND, INC.**  INDEX          GROUP
- ---------------------        ----------     ---------      ---------
Measurement Pt-  1989          $100          $100            $100
FYE   1990                     $ 62          $ 96            $ 67
FYE   1991                     $ 73          $127            $102
FYE   1992                     $122          $138            $158
FYE   1993                     $250          $152            $241
FYE   1994                     $154          $153            $185

- --------
 * Assumes $100 invested on December 31, 1989 in each of Company stock, the Dow Jones Equity Market Index, and the Dow Jones Industry Index.
** Beginning in December 1989, trading commenced on the New York Stock
   Exchange.

                                 BENEFIT PLANS

  MGM Grand Hotel, Inc. ("MGM Grand Hotel"), a wholly-owned subsidiary of the Company, separately adopted a Section 401(k) employee savings plan (the "Hotel Savings Plan") for employees not a part of a collective bargaining unit. The Hotel Savings Plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax deferred earnings as a retirement fund. All deferred amounts vest immediately and are invested in either an equity, balanced income, money market, or short term bond fund as directed by the participant. After commencement of hotel/casino operations, to the extent of a participant's contributions up to an annual limit of 4% of a participant's salary, MGM Grand Hotel will make matching contributions of 25% of the participant's contribution, and annual bonus contributions up to a maximum of $500 based on years of participant employment. The full amount vested in a participant's account will be distributed to a participant following termination of employment, normal retirement or in the event of disability or death. A participant may also make a request for withdrawal of his vested account balance under the Hotel Savings Plan based on financial hardship. A participant is entitled to borrow up to 50% of the vested portion of his account, but no more than $50,000. The Company's employees are eligible to participate under the Hotel Savings Plan.

  Effective November 1994, the Company, and MGM Grand Hotel adopted a Nonqualified Deferred Retirement Plan for Certain Key Employees not a part of a collective bargaining unit. The Nonqualified Deferred Retirement Plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax deferred earnings, plus interest, as a retirement fund. These deferrals are in addition to those allowed under the Hotel Savings Plan. All deferred amounts vest immediately. There are no employer matching contributions made under this plan. The full amount vested in a participant's account will be distributed to a participant following termination of employment, normal retirement or in the event of disability or death.

  Through the date of sale of the airline on December 31, 1994, MGM Grand Air, Inc. maintained a noncontributory Section 401(k) employee savings plan for employees not a part of a bargaining unit. This savings plan allowed participants to defer, on a pretax basis, a portion of their salary and accumulate tax deferred earnings as a retirement fund. Maintenance of the savings plan was assumed by the purchaser of the airline.

  The Company's Board of Directors may adopt other benefit plans, including an employee stock ownership plan and an employee retirement plan. The terms and benefit levels of any such plans have not yet been determined. In addition, the Company's Board of Directors may adopt a profit-sharing plan which will provide for a percentage of the Company's annual pre-tax operating profits to be available for distribution on a discretionary basis.

                              CERTAIN TRANSACTIONS

  Christensen, White, Miller, Fink & Jacobs, a law firm of which Terry Christensen, a director, is a partner (see "Election of Directors"), has performed extensive legal services for the Company. Such services relate to litigation, sales of securities, acquisitions and dispositions of certain assets and operations, tax matters and other business transactions, contracts and agreements.

  During 1992, 1993 and 1994, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received fees at the rate of $50,000 per annum.

  The Company's hotel subsidiary agreed to use The Stars' Desert Inn casino, which was owned by Tracinda, to test certain gaming equipment from July to September 1993. The Company's subsidiary reimbursed The Stars' Desert Inn for its estimated costs, and paid approximately $13,000 in 1993 and $229,000 in 1994. The Stars' Desert Inn did not exercise an option to retain the computer software system. The Stars' Desert Inn retained all revenues generated by the gaming equipment.

  In November 1992, the Company was granted a no cost two-year option from Tracinda to purchase approximately 18 acres of undeveloped land across the Las Vegas Strip from the MGM Grand Hotel. Effective September 1, 1994, the option was extended to September 1, 1995. The option, which gave the Company the right to acquire the property at Tracinda's purchase cost of $31.5 million, together with its actual cost incurred in connection with the ownership of the property, and interest, was exercised on January 5, 1995, for a total cost of approximately $36.5 million.

  In November 1993, the MGM Grand Hotel agreed to sell to Tracinda two unused parcels of land (approximately .56 acres total) for $272,950. The Company, based upon appraisals it received, believes that this sale was on terms comparable to what it could have obtained for the land on an arms length basis in an equivalent transaction with a third party. The acquisition was completed on March 1, 1994.

  During 1994, the Company and its subsidiaries leased aircraft from Tracinda for various business purposes. The aggregate amount of rentals was $99,150, and the rentals were at rates generally comparable to those offered by third parties. Also during 1994, MGM Grand Hotel chartered Tracinda aircraft through a third party lessor, under an arrangement which resulted in $92,800 of charter fees being remitted to Tracinda by the leasing agent. Also during 1994, Tracinda purchased fuel and aircraft parts from MGM Grand Air, at its cost, in amounts that are not material.

  Pursuant to an agreement between MGM Grand Hotel and Tracinda, MGM Grand Hotel provided account receivable collection services to Tracinda in connection with the accounts of The Stars' Desert Inn during 1994, in exchange for 20% of the net collections of The Stars' Desert Inn. MGM Grand Hotel received total commissions of approximately $102,000 during 1994.

The Company and Tracinda have entered into various other transactions and arrangements which, individually and in the aggregate, are not material.

                             SELECTION OF AUDITORS

                                 PROPOSAL NO. 2

  The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed, subject to ratification by the stockholders, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1995. This firm acted as auditors for the Company during the year ended December 31, 1994.

  Representatives of Arthur Andersen LLP will be present at the stockholders' meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

  The Board of Directors recommends a vote FOR adoption of this proposal.

                                 OTHER BUSINESS

  Management knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies or their substitutes will vote or act with respect to such other matters in accordance with their best judgment.

                    NOTICE CONCERNING STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company on or before November 30, 1995 in order to be included in the form of proxy and proxy statement to be issued by the Board of Directors for that meeting.

                               OTHER INFORMATION

  The Company will bear all costs in connection with the management solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers and regular employees of the Company and its subsidiaries may request the return of proxies by telephone, telegraph or in person, for which no additional compensation will be paid them.

  The Company's Annual Report to Stockholders for the year ended December 31, 1994 accompanies this Proxy Statement.

                                     By Order of the Board of Directors,

                                     /s/ ROBERT R. MAXEY

                                     ROBERT R. MAXEY
                                     President and Chief Executive Officer

                                MGM GRAND, INC.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 9, 1995

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints ALEX YEMENIDJIAN, K. EUGENE SHUTLER and WALTER M. SHARP, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM Grand, Inc. (the "Company") to be held at the MGM Grand Hotel, 3799 Las Vegas Boulevard South, Las Vegas, Nevada on May 9, 1995, at 10:00 a.m., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

This Proxy will be voted as specified herein; if no            ----------------
specification is made, this Proxy will be voted for            I PLAN TO ATTEND
Items 1 and 2.                                                   THE MEETING.
          PLEASE MARK VOTES [-] OR [X]                                [_]

                                                               ----------------

1. ELECTION OF DIRECTORS                Names of Nominees: James D. Aljian,
                                        Fred Benninger, Glenn A. Cramer, Terry
FOR ALL NOMINEES       WITHHOLD         Christensen, Willie D. Davis, Alexander
  NAMED (EXCEPT       AUTHORITY         M. Haig, Jr., Lee A. Iacocca, Kirk
AS MARKED TO THE   FOR ALL NOMINEES     Kerkorian, Robert R. Maxey, Walter M.
    CONTRARY)           NAMED           Sharp, K. Eugene Shutler, E. Parry
                                        Thomas, Alex Yemenidjian.
       [_]               [_]
                                        (INSTRUCTION: TO WITHHOLD AUTHORITY TO
                                        VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                                        THAT NOMINEE'S NAME ON THE FOLLOWING
                                        LINE.)

                                        ----------------------------------------

2. Ratification of the appointment of
   independent auditors.

        FOR     AGAINST     ABSTAIN

        [_]       [_]         [_]

                                                Dated:____________________, 1995

                                                ________________________________
                                                          (Signature)
                                                ________________________________
                                                   (Signature if held jointly)

                                                Please sign your name exactly as
                                                it appears hereon. In the case
                                                of joint owners, each should
                                                sign. If signing as executor,
                                                trustee, guardian or in any
- --------------------------------------------    other representative capacity or
"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA     as an officer of a corporation,
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"    please indicate your full title
- --------------------------------------------    as such.